 Exhibit 10.21
Execution version
H2B2 Electrolysis Technologies Inc.

December 15, 2022

Mr. Antonio Vázquez Romero

Re:        Service as Non-Executive Chairman of the Board

Dear Mr. Antonio Vázquez Romero:

This letter agreement (the “Agreement”) sets forth certain terms and conditions of your service as a member (“Director”) of the Board of Directors (the “Board”) of H2B2 Electrolysis Technologies Inc. (the “Company”) and appointment as Non-Executive Chairman of the Board (“Chairman”), effective as of December 21, 2022 (the “Effective Date”).

1.          Term; Responsibilities. Your service as a Director and Chairman under the terms of this Agreement will commence on the Effective Date and continue through such time as you or the Company (or its successor) terminates such service, as applicable. During the term of your service, you shall devote your time, energy, skill and attention to fulfill your duties and responsibilities to the Company as Chairman to the best of your abilities and shall at all times, in such capacity, promote and protect the interests of the Company. In particular, as Chairman, you will be expected to work closely with the other Directors and the Chief Executive Officer and management team to, among other things, direct the strategy and operations of the Company. As a Director, you will be expected to, among other things, (a) attend all Board meetings (including, without limitation, in-person meetings, as appropriate), (b) serve on committees of the Board, as appropriate, and (c) fulfill such other duties and responsibilities as are customarily associated with your position as a Director and/or Chairman.

2.          Cash Fees. In consideration of your service as Chairman, the Company will pay you an annual cash fee equal to $100,000 (the “Annual Fee”), prorated for any partial year of service. The Annual Fee shall be payable in equal monthly instalments of $8,333.33 at the end of each calendar month. To the extent you no longer serve as Chairman, you shall no longer be entitled to the Annual Fee (other than a prorated payment until the date on which you stopped serving as Chairman).

3.          Equity Compensation. In addition, subject to the determination by the Board of the final number of Shares underlying the Option as set forth below and Section 3(j), you will be granted a non-transferrable option to purchase shares of common stock of the Company (the “Shares”), par value 0.00001 per share (the “Option”), according to the following terms:

a.            The number of Shares underlying the Option (subject to the provisions laid out in Section 7) shall be calculated as follows:

(i)         if the Company closes the private placement transaction in which Barclays Capital is currently advising (the “Private Placement”): dividing $750,000 by the subscription or purchase price per share at which the Private Placement is closed; or

(ii)         if the Company goes public through a de-SPACing combination (the “de-SPACing”): dividing $750,000 by the exchange price of the Company’s shares in the de-SPACing combination;

provided that, if both a Private Placement and a de-SPACing combination are consummated, the number of Shares underlying the Option shall be the one resulting from paragraph (i) above.

In the event that neither the Private Placement nor the de-SPACing take place, the number of Shares underlying the Option (subject to the provisions laid out in Section 7) will be 18,7501.

b.       Additionally, should any change be made to the common stock of the Company by reason of any stock split, stock dividend, recapitalization, combination of shares, exchange of shares, spin-off transaction, or other change affecting the outstanding common stock or should there occur any merger, consolidation or other reorganization, then proportional adjustments shall be made, to the extent necessary, by the Board to the total number of Shares subject to this Option. The adjustments shall be made in a commercially reasonable manner by the Board in order to reflect such change.

c.            The exercise price in respect of all the Shares underlying the Option (i.e. assuming that all the Shares are vested) will be $1 in total. The exercise price corresponding to each individual Share will be calculated by the Board once the final number of Shares underlying the Option is determined in accordance with paragraph a of this Section 3 and shall be subject to the adjustment foreseen in paragraph b of this Section 3.

d.           The Option shall vest in annual installments over the five-year period following the Effective Date (i.e. 20% upon each complete year of service from the Effective Date), subject to your continued service through the applicable vesting dates. For illustration purposes, if the Chairman provides services during 4.5 years, the Option will be exercisable over up to 80% of the Shares underlying the Option.

As an exception, the vesting of the Option shall accelerate (and therefore, the Option shall vest in full and will be exercisable in respect of all the Shares) in the following events:

(1)          upon termination of service: (a) by the Company without Cause (as defined below); (b) by the Company due to permanent ill health or if you become physically or mentally incapacitated such that you are unable for a period of six (6) months to perform your duties as Chairman (such incapacity is hereinafter referred to as “Disability”) as confirmed by a qualified independent physician mutually acceptable to you and the Board. If you and the Board cannot agree as to a qualified independent physician, each shall appoint a physician and those two physicians shall select a third physician who shall make such determination in writing. The determination of Disability made in writing to the Company and you shall be final and conclusive for all purposes of this Agreement; (c) due to death, or (d) due to any force majeure event accepted by the Board (acting in good faith). In the event of death or, where applicable, Disability, the heirs and representatives of the Chairman will be entitled to exercise the Option; or

(2)           in the event that any person (or group of persons acting in concert), including any of the current stockholders, holds or owns after the Effective Date, directly or indirectly, more than 50% of the ordinary common stock of the Company, other than as a result of a de-SPACing combination (or any similar transaction with the purpose of listing the Shares of the Company);

(jointly, the “Option Acceleration Events”)

[1]	That is, $750,000 divided by $40.

e.           In the event that the Shares of the Company do not become publicly traded (and therefore, the Company remains as a private Company), the Option will only be exercisable once by the Chairman (or, if applicable, his heirs or representatives) within the six month period beginning on the earlier of (a) the fifth anniversary of the Effective Date or (b) the occurrence of an Option Acceleration Event2.

f.          Once and if the Shares have become publicly traded, the Option will be exercisable by the Chairman (in one or more instances) in respect of all or part of the vested Shares, from time to time, until the earlier of (a) the six month following the termination of service or resignation of your role as Chairman (including as a result of an Option Acceleration Event) and (b) the sixth anniversary of the Effective Date.

g.           In the event of an IPO or de-SPACing combination, the Chairman will comply with the terms of any market standoff agreement (or any similar agreement that prevents insiders of a company from selling their shares in the market for a specified number of days after an initial public offering) that is agreed by the rest of the stockholders of the Company or that is requested by the underwritters in accordance with customary market practice.

h.          In the event that the Option is exercised before the Shares have become publicly traded (that is, while the Company is still a private, non-listed, entity), the Chairman will accede and become a party to any shareholders’ agreement in relation to the Company (and/or any similar arrangement) that is applicable to the majority of the shareholders of the Company.

i.           The Chairman shall not have any stockholder rights with respect to the Shares until he has exercised the option, paid the exercise price and become a holder of the Shares.

j.           Notwithstanding anything to the contrary in this Section 3, to the extent the Option could reasonably be expected to be subject to Section 409A of the Code (as determined the Company in good faith), then the Company and the Chairman shall discuss in good faith the possibility of amending the Option or granting the Chairman a comparable equity-based award in lieu of the Option.

4.          Expenses. The Company will reimburse you for reasonable travel and other out-of-pocket expenses incurred in connection with your service on the Board, to the extent consistent with (and subject to the terms of) the applicable Company policies.

5.          Termination. Either party hereto may elect to terminate this Agreement effective at any ordinary Board meeting of the Company by giving written notice to the other party at least three months prior to the termination becoming effective3, provided that the Company shall not be entitled to give written notice of termination to the Chairman until after the second anniversary of the Effective Date. As an exception to the above, the termination of your service as Director and Chairman (i) by the Company for Cause or (ii) by you due to material breach of this Agreement by the Company, will be effected immediately upon the terminating party mailing or transmitting notice of such termination.

[2]	In both cases, this implies a full vesting of the Shares underlying the Option.

[3]
For illustration purposes if an ordinary Board is scheduled for 30 June, the termination notice shall be submitted not later than 31 March in order for the termination to become effective from such ordinary Board taking place on 30 June.

The Company may terminate this Agreement for “Cause” if you:

a.            commit an act of fraud, dishonesty, embezzlement or misappropriation involving the Company;

b.           commit any act that results in or could reasonably be expected to result in indictment for, conviction of, or entry of a plea of guilty or no contest to, any crime involving moral turpitude or dishonesty or any felony;

c.            commit an act, or fails to commit an act, involving the Company which amounts to a material breach of this Agreement;

d.            engage in repeated and intemperate use of alcohol or illegal drugs which adversely affects the performance of your duties for the Company; or

e.          fail to use your reasonable best efforts to perform your material duties and responsibilities to the Company (other than as a result of Disability).

6.        Independent Contractor Status. During your tenure as a Director and Chairman, you shall at all times and for all purposes be acting as an independent contractor and not as an employee of the Company. Accordingly, you shall not be eligible to participate in employee benefit plans provided by the Company to its employees.

7.          Taxes. Any taxes imposed on you due to activities you perform pursuant to this Agreement will be solely your responsibility. You shall be and remain solely liable for all taxes imposed on compensation paid to you in respect of your service as a Director and/or Chairman and you agree to indemnify the Company for, and hold it harmless from, any liability for income tax, withholding tax and any other employment related taxes or employee’s social security contributions (“Taxes”), imposed by any jurisdiction to which the Company (or a Relevant Affiliate, as the case may be) may be required to pay or withhold Taxes on your behalf (the “Tax Liability”). A “Relevant Affiliate” is a Spanish-resident entity deemed to be a related party to the Company (within the meaning of Spanish transfer pricing rules).

The Company (or any Relevant Affiliate, as appropriate) shall have the authority and the right to deduct or withhold (as applicable) an amount sufficient to satisfy any Tax Liability required by law to be withheld including, without limitation, the authority to deduct such amounts from other compensations payable to you by the Company (or any Relevant Affiliate, as appropriate).

In particular, whenever the Option referred to in Section 3 of this Agreement is exercised, the Company or the Relevant Affiliate will comply with all applicable withholding tax laws and will be entitled to take any action necessary to effectuate such compliance. You hereby agree that the Company or the Relevant Affiliate may withhold Shares otherwise issuable upon the exercise of the Option, or a portion thereof, sufficient for the Company or the Relevant Affiliate to cover any amount required by law to be withheld or otherwise arising with respect to any taxable event arising as a result of any Option with respect to any Tax Liability attributable to you. The number of Shares which may be so withheld shall be limited to the number of Shares which have a fair market value equivalent to the aggregate amount of the relevant Tax Liabilities in respect of such taxable income.

8.           Confidentiality; No Conflicts. Without limiting your fiduciary duties to the Company as a Director and Chairman and any other obligations to the Company under applicable law (which you acknowledge and agree to comply with in all circumstances):

a.          In consideration of the grant of the Equity Compensation hereunder and the Annual Fes, and as a further material inducement for the Company to enter into this Agreement with you, you hereby acknowledge and agree to be bound by the confidentiality and proprietary information provisions set forth on Exhibit A attached hereto, which are hereby incorporated as if fully set forth herein. Notwithstanding anything in this Agreement to the contrary, the provisions set forth on Exhibit A hereto shall survive the termination of this Agreement; and

b.           You acknowledge and agree that, during the term of your service hereunder, you must make all decisions objectively in the best interests of the Company and, as such, you shall not perform any services for or otherwise participate directly or indirectly in any business or entity that is competitive with the Company or any of its material affiliates. You must immediately disclose to the Board in writing any interest you have from time to time in any trade or business whatsoever that is in any way competitive with any of those in which the Company or any of its material affiliates is involved. You represent that nothing in this Agreement conflicts with obligations you have to any current or former employer or other service recipient or prevents or could in the future prevent you from performing your obligations under this Agreement.

9.        Directors’ and Officers’ Liability Insurance. During your service as a Director and Chairman, you will be entitled to coverage under the Company’s directors’ and officers’ liability insurance policy to the same extent as such coverage is provided to other members of the Board generally.

10.        Section 409A. It is the intention of the Company and you that the payments, benefits and rights to which you could be entitled pursuant to this Agreement comply with, or are exempt from, Section 409A of the Internal Revenue Code of 1986, as amended, the Treasury regulations and other guidance promulgated or issued thereunder (“Section 409A”), to the extent that the requirements of Section 409A are applicable thereto, and after application of all available exemptions and the provisions of this Agreement shall be construed in a manner consistent with that intention. Notwithstanding the foregoing, the Company shall not have any liability to you with respect to tax obligations that result under any tax law and makes no representation with respect to the tax treatment of the payments and/or benefits provided under this Agreement.

11.         Miscellaneous.

a.          Due to the personal nature of your services to be rendered hereunder, neither of the parties may assign its rights and obligations under this Agreement, in whole or in part, without the prior written consent of the other party. Subject to the foregoing, this Agreement will inure to the benefit of and be binding upon each of the heirs, assigns and successors of the respective parties.

b.           This Agreement shall be governed in all respects by the laws of the laws of the State of Delaware without reference to rules of conflicts of law thereof or of any other jurisdiction.

c.          This Agreement constitutes the entire agreement between the parties and supersedes any and all prior agreements and understandings (whether written or oral) between the parties with respect to the subject matter hereof. You acknowledge and agree that neither the Company nor anyone acting on its behalf has made, and is not making, and in executing this Agreement, you have not relied upon, any representations, promises or inducements except those expressly set forth in this Agreement.

* * * * *

Please indicate your acknowledgement and acceptance of the terms of this Agreement by signing in the space provided below and returning it to us at your earliest convenience. Please feel free to contact me should you wish to discuss any aspect of your service on the Board. We look forward to working together!

Sincerely,

/s/ Felipe Benjumea
Name: Felipe Benjumea

Title: CEO

Signature Page to Letter Agreement - Chairman

Accepted and agreed as of the first date set forth above:

/s/ Antonio Vázquez Romero
Antonio Vázquez Romero

Signature Page to Letter Agreement - Chairman

EXHIBIT A

Restrictive covenants

In consideration of the Annual Fee and grant of the Equity Compensation hereunder, and for other good and valuable consideration, which I hereby acknowledge and agree is valid and sufficient consideration to make the covenants set forth in this Exhibit A, and further as a material inducement for the Company to enter into the letter agreement to which this Exhibit is attached (the “Agreement”) with me and to grant me the Equity Compensation, I hereby acknowledge and agree to be bound by the restrictive covenants and other terms and conditions set forth in this Exhibit A. For purposes of this Exhibit A, (i) all references to “I”, “me”, “my”, “myself” and other words of similar import shall refer to “you”, as such term is used and defined in the Agreement to which this Exhibit A is attached; and (ii) notwithstanding anything to the contrary in the Agreement, all references to the “Company” herein shall refer to H2B2 Electrolysis Technologies Inc., a Delaware limited liability company, together with its parents, subsidiaries, affiliates and their respective successors or assigns.

I.	PROPRIETARY INFORMATION

A.         Recognition of Company’s Rights. I recognize that the Company is engaged in a continuous program of research and development respecting its business, present and future, including fields generally related to its business and that the Company possesses and will continue to possess confidential information that has been created, discovered, developed or otherwise become known to the Company (including, without limitation, information created, discovered or developed by, or made known to, me during the period of or arising out of my service with the Company (“Service”)) and/or in which property rights have been assigned, licensed or otherwise conveyed to the Company, which information has commercial value in the business in which the Company is engaged.

B.          Nondisclosure. At all times during and after my Service with the Company, I will hold in strictest confidence and will not, directly or indirectly, disclose, use, distribute or publish any Proprietary Information (as defined below) that I may produce or otherwise acquire or have access to during the course of my Service, except as expressly provided herein. I further agree not to reproduce or in any way allow any Proprietary Information to be delivered to or used by any third party without specific written direction or written consent of a duly authorized representative of the Company. I hereby assign to the Company (or, if my engagement transfers to an affiliate, successor or assign of the Company, such affiliate, successor or assign) any rights I may have or acquire in the Proprietary Information and recognize that all Proprietary Information shall be the sole and exclusive property of the Company, or if applicable, its affiliate, successor or assign.

C.          Proprietary Information. The term “Proprietary Information” shall mean any and all confidential and/or proprietary knowledge, data or information of the Company, including, without limitation, the information described in the first paragraph of Section I(A) above. By way of illustration but not limitation, “Proprietary Information” includes (i) trade secrets, inventions, products, devices, mask works, ideas, processes, procedures, methods, formulas, source and object codes, design, data, algorithms, programs, network and system architecture, trading methods, models and programs, trademarks, service marks, trade names, copyrights, other works of authorship, know-how, improvements, discoveries, developments, designs, techniques, composition or process, unique or novel device, or the like, in each case related to the business of the Company and whether or not patentable or copyrightable (hereinafter collectively referred to as “Inventions”); (ii) information regarding plans for research, development, products, trading, investing, marketing and selling business plans, budgets and unpublished financial statements, licenses, prices and costs, suppliers and customers; and (iii) information regarding the skills, functions and compensation of other employees, in each case, of the Company. The term “Proprietary Information” does not include any knowledge, data or information which: (a) is generally known by the public, generally known by persons with training and experience comparable to my own or common knowledge in the industry in which the Company operates, in each case, other than as a result of disclosure by me or others who owe a duty of confidentiality to the Company or any third party; or (b) is or becomes rightfully known by me (other than as a result of, or in connection with, my Service with, or work for, the Company, or disclosure by others who owe a duty of confidentiality to the Company or any third party).

D.          Third Party Information. I understand that the Company has received (and, in the future, will receive) from third parties confidential or proprietary information (“Third Party Information”), subject to the Company’s duty to maintain the confidentiality of such information and to use it only for certain limited purposes. During the term of my Service and at all times thereafter, I will hold all Third Party Information in the strictest confidence and will not disclose to anyone (other than Company personnel or agents who need to know such information in connection with their work for the Company or as may be required by applicable law or civil process) or use, except in connection with my work for the Company, any Third Party Information unless expressly authorized by duly authorized representative of the Company in writing.

E.          No Improper Use of Information of Prior Employers and Others. During my Service with the Company, I will not improperly use or disclose any Proprietary Information or other confidential information or trade secrets, if any, of any former employer or any other person to whom I have an obligation of confidentiality, and I will not bring onto the premises of the Company any unpublished documents or any property belonging to any former employer or any other person to whom I have an obligation of confidentiality unless consented to in writing by that former employer or person. I will use in the performance of my duties only information which is generally known and used by persons with training and experience comparable to my own, which is common knowledge in the industry or otherwise legally in the public domain, or which is otherwise provided or developed by the Company. I am aware and understand that theft, misappropriation and improper use of trade secrets of a former employer or any other person is a serious matter, and in fact, is a federal criminal offense under the U.S. Economic Espionage Act of 1996.

II.	ASSIGNMENT OF INVENTIONS

A.         Definitions. The term “Proprietary Rights” shall mean all trade secret, patent, copyright, trademark, trade name, service mark, mask work and other intellectual property rights throughout the world.

B.          Assignment of Inventions. Subject to Sections II(D) and II(F) below, I hereby assign worldwide and for the maximum period of time allowed by law, and agree to confirm such assignment in the future (when any such Inventions or Proprietary Rights are first reduced to practice or first fixed in a tangible medium, as applicable), to the Company (or its designee) all my right, title and interest in and to any and all Inventions (and all Proprietary Rights with respect thereto) whether or not patentable or registrable under copyright or similar statutes, invented, authored, created, made or conceived or reduced to practice or learned by me, either alone or jointly with others, during the period of my Service with the Company. Inventions assigned to the Company, or to a third party as directed by the Company pursuant to this Section II, are hereinafter referred to as “Company Inventions.” I also hereby waive, and agree to waive, any moral rights I may have in any copyrightable work I create or have created on behalf of the Company.

C.          Obligation to Keep Company Informed. During the period of my Service and for twelve (12) months thereafter, I will promptly and fully disclose to the Company, in writing, all Inventions invented, authored, created, made, conceived or reduced to practice by me, either alone or jointly with others, which would qualify as Company Inventions hereunder or as inventions that could be assumed by the Company under applicable law. In addition, I will promptly disclose to the Company all patent applications or applications for copyright registration filed by me (or on my behalf), if any, during the twelve (12) months following the termination of my Service with respect to Inventions that would constitute Company Inventions hereunder. At the time of any such disclosure, I will advise the Company, in writing, of any Company Inventions that I believe fully qualify for protection under the provisions of the United States patent laws, copyright laws, or under any analogous laws in a foreign jurisdiction; and I will at that time provide to the Company (or its designee), in writing, all evidence necessary to substantiate that belief.

D.          Government or Third Party. I also agree to assign all my right, title and interest in and to any particular Company Invention to a third party, including, without limitation, the United States, as directed by the Company.

E.          Works for Hire. I acknowledge that all original works of authorship which are made by me (either alone or jointly with others) within the scope of my Service, which would be considered Company Inventions, and which are protectable by copyright are “works made for hire,” pursuant to the United States Copyright Act (17 U.S.C. Section 101).

F.         Enforcement of Proprietary Rights. I will assist the Company or designees in every proper way to obtain, and from time to time enforce, United States and foreign Proprietary Rights relating to Company Inventions in any and all countries. To that end I will execute, verify and deliver such documents and perform such other acts (including appearances as a witness) at the Company’s expense and as the Company may reasonably request for use in applying for, obtaining, perfecting, evidencing, sustaining and enforcing such Proprietary Rights and the assignment thereof. In addition, I will execute, verify and deliver assignments or waivers of such Proprietary Rights to the Company (or its designee). My obligation to assist the Company with respect to Proprietary Rights relating to such Company Inventions in any and all countries shall continue beyond the termination of my Service, but the Company shall compensate me at a reasonable rate after my termination for the time actually spent by me at the request of the Company on such assistance. In the event the Company (or its designee) is unable for any reason, after reasonable effort, to secure my signature on any document needed in connection with the actions specified in the preceding paragraph, I hereby irrevocably designate and appoint the Company and its duly authorized officers and agents as my agent and attorney in fact, which appointment is coupled with an interest, to act for and in my behalf to execute, verify and file any such documents and to do all other lawfully permitted acts to further the purposes of the preceding paragraph with the same legal force and effect as if executed by me. I hereby waive and quitclaim to the Company (or its designee) any and all claims, of any nature whatsoever, which I now or may hereafter have for infringement of any Proprietary Rights assigned hereunder to the Company (or its designee).

III.          RECORDS. I agree to keep and maintain adequate and current records (in the form of notes, sketches, drawings and in any other form that may be required by the Company) of all Proprietary Information developed by me and all Company Inventions made by me during the period of my Service at the Company, which records shall be available to and remain the sole and exclusive property of the Company at all times.

IV.	NON-SOLICITATION AND NON-COMPETITION

A.        Non-Solicitation of Personnel. During the term of my Service with the Company and for a period of two (2) years immediately following the termination of my Service for any reason, I agree to not, directly or indirectly, for my own benefit or the benefit of anyone else:

1.         solicit, or attempt to solicit, the employment or engagement (whether as an employee or independent contractor, or other service provider) of any person who is, or within six
(6) months prior to such solicitation or attempted solicitation was, an employee or independent contractor of the Company;

2.          encourage or induce, or attempt to encourage or induce, any person who is an employee or independent contractor of the Company to cease his or her employment or relationship with the Company or otherwise harm or interfere with the Company’s relationship with such persons; or

3.           coordinate with another employee of the Company to leave the employ of the Company.

For the avoidance of doubt, a general job advertisement that does not target the Company or any of their respective employees or independent contractors does not violate the restrictions set forth in this Section IV(A).

B.        Non-Solicitation of Business Relationships. During the term of my Service with the Company and for a period of two (2) years immediately following the termination of my Service for any reason, I agree to not, directly or indirectly, for my own benefit or the benefit of anyone else (except on behalf of or with the prior written consent of the Company):

1.           solicit, divert, or appropriate to, or accept on behalf of, or attempt to solicit, divert, appropriate to or accept on behalf of, any Competing Business, (a) any business from any customer or actively sought prospective customer of the Company with whom I have dealt, whose dealings with the Company have been supervised by me or about whom I have acquired Proprietary Information in the course of my Service with the Company or (b) any investment, funding or financing whatsoever, directly or indirectly, from any Company Investor (as defined below); or

2.          encourage or induce, or attempt to encourage or induce, any customers, clients, suppliers, vendors, licensees, licensors, distributors or other business relations of the Company to reduce, terminate, or refuse to continue business with the Company or otherwise harm or interfere with the Company’s relationship with such customers, clients, suppliers, vendors, licensees, licensors, distributors or other business relations.

C.         Non-Competition. During the term of my Service with the Company, I agree to not, directly or indirectly, for my own benefit or the benefit of anyone else (except with the prior written consent of the Company):

1.         engage in, conduct, or operate, or prepare to engage in, conduct, or operate, a Competing Business, or any portion thereof, in the Geographic Area (as defined below); or

2.           whether as a shareholder, bondholder, lender, officer, director, employee, consultant or otherwise, perform services for, invest in, aid or abet or give information or financial assistance to any person or entity engaged in a Competing Business, or any portion thereof, in the Geographic Area, or any portion thereof; provided, however, that nothing in this Section IV(C)(2) shall be deemed to prohibit me from (a) owning as an investment, directly or indirectly, up to one percent (1%) of the securities of any publicly-traded company, or any portion thereof; or (b) rendering services to any person or entity not engaged in a Competing Business (or any portion thereof) to the extent that such services (i) do not relate and are not similar to any services I performed for the Company during the last two (2) years of my Service with the Company, and (ii) could not reasonably be expected to involve the use or disclosure of Proprietary Information.

I acknowledge and agree that the restrictions set forth in this Section IV are reasonable and necessary to protect the legitimate business interests of the Company, including their trade secrets and other Proprietary Information, business relations and goodwill.

D.           Certain Defined Terms. As used herein:

1.           “Company Investor” means (i) any person or entity that has invested in or otherwise provided financing to the Company, (ii) any person or entity with whom the Company have had discussions with regarding a potential investment in the Company or that has received confidential materials regarding any investment in the Company, and (iii) any affiliate of a person or entity described in clauses (i) or (ii) above.

2           “Competing Business” means any business of promotion, development, financing, design, integration, build, operation or maintenance of hydrogen production systems based on water electrolysis, generation, compression, storage, commercialization, refiling stations and all other uses of green hydrogen. A Competing Business includes any business, or part thereof, whose efforts involve any research and development, products, services or activities in competition with products, services or activities which are, at any time during the last two (2) years of my Service with the Company, either (x) produced, marketed or otherwise commercially exploited by the Company or
(y) in actual or demonstrably anticipated research or development by the Company.

3.           “Geographic Area” means any city, state, region, and country in which the Company at any time during the last year of my Service or at the end of my Service is then- operating or has firm plans to operate, provided I have knowledge of such plans.

V.           NON-DISPARAGEMENT. At all times during my Service with the Company and for the longest period thereafter permitted under applicable law, I will not, directly or indirectly, make (or cause to be made) to any person or entity any false or disparaging statements about the Company (including, without limitation, any of its products, services, employees, agents, officers, members, managers, partners or directors), and I will not make any statement that may impair or otherwise adversely affect the goodwill or reputation of the Company; provided, however, nothing herein shall prohibit me from (i) reporting any good faith allegation of unlawful conduct to federal, state or local officials for investigation; (ii) filing a charge with or participating in a proceeding conducted by any governmental agency; (iii) making any truthful statements or disclosures required by law, regulation or legal process; (iv) requesting or receiving confidential legal advice; or (v) engaging in concerted activity protected by Section 7 of the U.S. National Labor Relations Act or other protected conduct which by applicable law cannot be subject to a non-disparagement agreement.

VI.	MISCELLANEOUS

A.          Judicial Modification; Severability. In the event that a court finds that any covenants set forth herein (including any time, territory or other provision of this Exhibit A) is unenforceable or invalid as an unreasonable restriction, the Company and I agree that such court will have the power, and the parties expressly desire that the court exercise such power, to revise this Exhibit A such that such restriction is to be interpreted and enforced to the maximum extent which such court deems reasonable and/or to make any other modifications that the court deems necessary to render such restriction reasonable, valid and enforceable under applicable law, and the court shall enforce such restriction as so judicially modified. Without limiting the foregoing, to the extent one or more of the provisions contained herein shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect the other provisions of the Agreement (including this Exhibit A), and the Agreement (including this Exhibit A) shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein.

B.          Effect of Termination. The termination of my Service from or with the Company will not release me from any of my non-solicitation of personnel, non-solicitation of business relationships, and non-disparagement covenants hereunder, which shall continue pursuant to their terms in full force and effect.

C.         Remedies. I acknowledge that the rights of the Company under this Exhibit A are of a specialized and unique nature and irreparable harm will result to the Company if I violate any of my obligations hereunder and that such harm may be difficult to measure in monetary damages. Accordingly, in the event that I violate any of my obligations hereunder, the Company may obtain an immediate injunction or other equitable relief restraining me from violating any of the covenants contained herein, without the need to post a bond or other security and without the necessity of showing any actual damages or that money damages would not afford an adequate remedy. I acknowledge that each and every entity constituting the Company (as defined herein) is an intended third-party beneficiary of the covenants and other terms and conditions contained herein having full rights to enforce this Exhibit A as if such entity was a signatory hereto.

D.          Tolling. If I violate any of the restrictions set forth in Section IV, the applicable post-termination restricted period shall be extended by one (1) day for each day that I am in violation of this Exhibit A, up to a maximum extension equal to the length of the applicable post-termination restricted period, so as to give the Company the full benefit of the bargained-for length of forbearance. This tolling provision shall be in addition to and not in place of any available legal or equitable remedies.

E.         Choice of Law. The terms and conditions of this Exhibit A are governed by and are to be interpreted under the laws of the State of Delaware without reference to rules of conflicts of law thereof or of any other jurisdiction.

Exhibit B

TAX CONSEQUENCES ARISING IN CONNECTION WITH THE STOCK OPTIONS
 GRANTED TO THE CHAIRMAN

This Exhibit B summarizes the material Spanish tax consequences and US federal income tax consequences that may be triggered for the Chairman in connection with the granting and exercise of the Options, and the subsequent sale of the Shares.

However, this is provided only for general information. Tax laws are complex and subject to change and may vary depending on individual circumstances and thus this may not apply to your particular situation. This summary does not take into account any tax treaty involving the United States, Spain or any other country that may be applicable to you

The Company makes no representation or warranty as to the particular tax treatment applicable to you of your receipt or exercise of the Option or upon your sale or other disposition of the Shares (including, without limitation, whether you are subject to Spanish and/or US taxation). Accordingly, you are advised to seek appropriate professional advice as to how the relevant laws may apply to your situation.

1.	SPANISH TAX CONSEQUENCES

●	Granting of the Option . You will generally not recognize a taxable income on the date in which the option is granted (i.e. the Agreement date) to the extent that the Option is non-transferrable.

●
Exercise of the Option. You will recognize taxable income on the date you exercise an Option in an amount equal to the difference between the fair market value of the Shares on the date of exercise and the exercise price paid for the Shares (which, according to the information provided is EUR 1 in total in respect of all the Shares underlying the Option).

Income arising in connection with the receipt of the Shares will qualify as employment income for Spanish tax purposes and will be subject to withholding on account of the Spanish taxes attributable, subject to our comments below.

In particular, under Spanish Personal Income Tax (“PIT”) regulations, director’s fees are deemed as employment income subject to a flat rate of 35% provided that the net turnover of the paying entity (i.e. the Company) in the immediately previous tax year is, at least, of EUR 100,000. Otherwise, if the net turnover is less than EUR 100,000, a reduced 19% rate will apply.

In any event, you may be able to exempt 30% of up to EUR 300,000 of the taxable amount at exercise if (i) the vesting period is more than two (2) years from the date in which the Options were granted and (ii) you have not applied the 30% exemption in the previous five (5) years. In any event, you are advised to consult with your personal tax advisors as to the availability of this exemption.

●
Subsequent sale of Shares. Upon your subsequent sale of the Shares acquired as a consequence of the exercise of the Options, you will recognize a capital gain to the extent that the sale proceeds exceed the cost basis in the Shares. Your basis in the Shares received upon exercise, for the purposes of determining your gain (or loss) in subsequent dispositions of the Shares, generally will be the fair market value of the Shares on the date of exercise.

Based on the above general considerations:

(a)
Upon the exercise of the Option, you will recognize a taxable employment income for an amount equal to the difference between the fair market value of the Shares at the exercise date and the exercise price (i.e. EUR 1 in total for the Shares underlying the Option).

(b)
Generally, any such taxable employment income may be subject to withholding on account of your PIT. For these purposes, the withholding agent may be (a) the Company, if it is engaged in any revenue-generating business in Spain; or (b) any Spanish Relevant Affiliate to which you provide services, if applicable.

2.	US TAX CONSEQUENCES

To the extent you are subject to US federal income taxation:

●
Granting of the Option. The Option shall constitute a non-qualified stock option for US federal income tax purposes. You will generally not recognize taxable income on the date in which the Option is granted (i.e. the Agreement date) for US federal income tax purposes.

●
Exercise of the Option. You will generally recognize ordinary income on the date you exercise an Option in an amount up to the difference between the fair market value of the Shares on the date of exercise and the exercise price paid for the Shares.

Subject to your individual circumstances, income arising in connection with the receipt of the Shares may be subject to withholding for US federal income tax purposes.

●
Subsequent sale of Shares. Upon your subsequent sale of the Shares acquired as a consequence of the exercise of the Options, you may, subject to your individual circumstances, be obligated to recognize a capital gain for US federal income tax purposes to the extent that the sale proceeds exceed the cost basis in the Shares. Your basis in the Shares received upon exercise, for the purposes of determining any such gain (or loss) in subsequent dispositions of the Shares, generally will be the fair market value of the Shares on the date of exercise.